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Exhibit 10.7

THIRD AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

        THIRD AMENDMENT, dated as of October 22, 2001 to the Amended and Restated Loan and Security Agreement, dated as of May 22, 2000, among Houston Wire & Cable Company ("Borrower"), the lenders named therein ("Lenders") and Fleet Capital Corporation ("FCC" as agent for said Lenders (FCC, in such capacity, "Agent"). Said Amended and Restated Loan and Security Agreement, as amended by a certain First Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated as of June 13, 2000, and by a certain Second Amendment to Amended and Restated Loan and Security Agreement by and among Borrower, Lenders and Agent dated May 30, 2001 and as it may be further amended, is hereinafter referred to as the "Loan Agreement." The terms used herein and not otherwise defined shall have the meanings attributed to them in the Loan Agreement.

        WHEREAS, Lenders, Agent and Borrower desire to make certain amendment and modifications to the Loan Agreement.

        NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained and contained in the Loan Agreement, the parties hereto hereby agree as follows:

        1.    Additional Definition and Amended Definition.    The definition of "PMC Lawsuit" set forth below is hereby inserted into Appendix A to the Loan Agreement. The definitions of "LIBOR Term B Portion" contained in Appendix A to the Loan Agreement and "EBITDA" contained in Exhibit Q to the Loan Agreement are hereby deleted and the following are inserted in their stead:

        "LIBOR Term B Portion"—that portion of Term Loans B specified in a LIBOR Request which is not less than $100,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of the Term Loans B not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Term B Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

        "PMC Lawsuit"—that certain cause of action known as PMC Corporation v. Houston Wire & Cable Company, in the Superior Court of the State of New Hampshire, Case No. 98-C-0215 and all appellate actions resulting from such case.

        "EBITDA"—with respect to any fiscal period, the sum of Guarantor's Consolidated Net Income plus amounts deducted in determining Consolidated Net Income in respect of: (a) any provision for (or less any benefit from) income taxes whether current or deferred; (b) amortization and depreciation expense; (c) interest expense for such period, all as determined in accordance with GAAP; (d) one-time consolidation expenses or charges in an amount not to exceed the reserve (in the approximate amount of $1,500,000) for such expenses or charges accrued for on or about the Closing Date in connection with the Acquisition; and (e) for periods ending on or prior to September 30, 2001, any expenses or charges (in an amount not to exceed $1,450,000) to income that, in Agent's reasonable determination, were incurred in connection with the PMC Lawsuit.

*    *    *

        2.    Reserves.    Borrower acknowledges and agrees that Agent shall, on the date hereof, establish a reserve pursuant to Section 1.1.1 of the Loan Agreement in the initial amount of $83,333.33, which reserve shall increase by $83,333.33 per month on the 15th day of each month, commencing November 15, 2001, until the amount of such reserve equals $500,000. Said reserve in the amount of $500,000 represents Agent's current estimate of Borrower's exposure under the PMC Lawsuit after giving effect to any indemnification claims of Borrower against Alltel Corporation or its affiliates. Agent retains the right to modify the amount of any such reserve if Agent, in the reasonable exercise of its discretion, estimates that net Borrower's exposure (after giving effect to realizable indemnity claims) under the PMC Lawsuit may be larger than $500,000. Agent agrees that this reserve shall be terminated upon settlement in full of all claims, contingent or otherwise, asserted against Borrower in respect of the PMC Lawsuit.

        3.    Continuing Effect.    Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.

        4.    Governing Law.    This Third Amendment and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

        5.    Counterparts.    This Third Amendment may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

        IN WITNESS WHEREOF, this Third Amendment has been duly executed as of the first day written above.

HOUSTON WIRE & CABLE COMPANY, as Borrower		BANK OF AMERICA, N.A., as a Lender
By:	/s/ CHARLES A. SORRENTINO	By:	/s/ MONIRAH SALAMA
Name:	Charles A. Sorrentino	Name:	Monirah Salama
Title:	President and Chief Financial Officer	Title:	Assistant Vice President
HWC HOLDING CORPORATION, as Guarantor		THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender
By:	/s/ NICOL G. GRAHAM	By:	/s/ GRANT WEISS
Name:	Nicol G. Graham	Name:	Grant Weiss
Title:	Secretary	Title:	Vice President
FLEET CAPITAL CORPORATION, as Agent and a Lender
By:	/s/ ARTHUR A. PESAVENTO
Name:	Arthur A. Pesavento
Title:	Vice President

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  Exhibit 10.7